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                                                  Exhibit 99(i)-Press Release

                                                  Joyce M. Joy
                                                  Vice President/Marketing
Vernon, CT - May 11, 1999


        TOLLAND BANK TO OPEN NEW OFFICE ON ROUTE 30 (Tolland-Vernon Line)


Tolland Bank announced today that it has signed a purchase and sale agreement for a building site at 62 Hyde Avenue (Route 30), Vernon - on the Tolland-Vernon Town Line. The Bank plans to open a branch office at that location after receiving town and regulatory approvals.

Joseph H. Rossi, President/CEO said, "We are excited about this new location because it offers additional convenience to our customers in Tolland and Vernon, and it offers the opportunity for new business in an extended market area as well. This new location will give Tolland Bank two offices on the Route 30 corridor which runs parallel to I-84, and that definitely improves convenience in that market area."

The new Route 30 office will offer a wide array of banking products and services for businesses, consumers and municipalities - including a drive through teller, drive-up ATM, and safe deposit boxes. As previously announced, the interim office located at 670 Tolland Stage Road (Route 74) will remain open until this new office is completed.

Tolland Bank recently broke ground and began construction of its new office in South Windsor at 1665 Ellington Road where it expects to open for business in the coming months. Earlier this year, the Bank relocated its 237 Merrow Road office in Tolland to 215 Merrow Road, and the Bank also completed the relocation of its temporary Hebron office to the permanent location at 31 Main Street.

Tolland Bank, a subsidiary of Alliance Bancorp of New England, Inc. (AMEX:ANE), is a Connecticut-chartered savings bank serving Tolland County and the surrounding communities.